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                                                                  EXHIBIT 99.(1)

                           LIN TELEVISION CORPORATION

                             STOCKHOLDERS AGREEMENT


     THIS STOCKHOLDERS AGREEMENT (this "Agreement") is made as of the 28th day of December, 1994, by and among LIN TELEVISION CORPORATION, a Delaware corporation (the "Company"), McCAW CELLULAR COMMUNICATIONS, INC., a Delaware corporation ("McCaw"), and COOK INLET COMMUNICATIONS CORP., a Delaware corporation ("Cook Inlet") (McCaw and Cook Inlet being referred to collectively as, the "Stockholders").

                                    RECITALS

     A. McCaw, through its wholly owned subsidiary, owns 13,494,750 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company.

     B. Cook Inlet is acquiring 3,357,950 shares of the Common Stock as partial consideration for the sale of substantially all of its assets to the Company pursuant to an Asset Purchase Agreement dated June 7, 1994, as amended (the "Asset Purchase Agreement").

     C. It is a condition to the Asset Purchase Agreement that the parties enter into this Agreement.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereby agree as follows:

     1.   GENERAL

          1.1  VOTING OF SHARES

     The Stockholders shall vote or cause to be voted all shares of Common Stock or other voting securities of the Company beneficially owned by them or as to which they have voting power (the "Stock"), and shall timely take any other necessary actions to accomplish and effectuate the provisions of this Agreement.

          1.2  LEGEND ON CERTIFICATES

     Each certificate evidencing any of the Stock shall bear a legend substantially as follows:

          "The securities represented by this certificate are subject to the terms and conditions of a certain Stockholders Agreement dated as of December 28, 1994, as at any time amended, and may not be transferred except in accordance with
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          the terms and provisions of said Agreement, a copy of which is on file at the principal executive office of the Company and will be furnished to the holder of this certificate upon request and without charge."

     2.   ELECTION OF DIRECTORS

          2.1  COMPOSITION OF THE BOARD OF DIRECTORS

     The Stockholders shall take all necessary action to cause the Company's Board of Directors to consist of ten (10) members. In connection with each election of directors of the Company, the Stockholders will take all necessary action to cause members of the Company's Board of Directors (except in the case of replacement directors, which is governed by Section 2.2) to be nominated, in accordance with the Company's procedure for nomination of directors as provided in its By-Laws and to the extent permissible in accordance with applicable legal requirements, as follows:

          (a) McCaw Nominees.  McCaw shall have the right to designate six (6)
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qualified nominees, each of whom shall be a United States citizen; provided, however, that if at any time McCaw is the beneficial owner of less than twenty-five percent (25%) of the outstanding Common Stock, McCaw's right under this Agreement to nominate six nominees shall thereupon cease.

          (b) Cook Inlet Nominees.  Cook Inlet shall have the right to designate
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one (1) qualified nominee, who shall be a United States citizen; provided,
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however, that if at any time Cook Inlet is the beneficial holder of less than
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three and one-half percent (3 1/2%) of the outstanding Common Stock, Cook
Inlet's right under this Agreement to nominate one director shall thereupon cease.

          (c) Independent Directors.  If required by the Television Private
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Market Value Guarantee dated December 28, 1994 between the Company and McCaw
(the "TV PMVG"), McCaw shall designate, in addition to the nominees designated pursuant to paragraph (a) above, the three (3) nominees selected to serve as the independent directors under Section 1 of the TV PMVG (the "Independent Directors").

     The Stockholders shall cause the persons so designated above to be nominated for election to the Company's Board of Directors at the time and in the manner proper for such nomination, whereupon the Stockholders shall cast all the votes they are entitled to cast in such election (whether at an annual or special meeting of stockholders or by written consent in lieu of a meeting or otherwise and whether they are entitled to cast such votes as a result of ownership or other control of Stock or by proxy or otherwise) for the election of such nominees to the Company's Board of Directors.

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          2.2  REPLACEMENT OF DIRECTORS

     In the event one or more directors shall cease to serve on the Company's Board of Directors at a time when the entire Board of Directors is not being elected, the party that so designated such person, subject to the next succeeding sentence, shall be entitled to and shall designate a replacement director as soon as practicable. In the event of the resignation, withdrawal or removal of any Independent Director, McCaw will as soon as practicable designate in accordance with the terms of the TV PMVG another nominee to serve as Independent Director. The Stockholders shall thereafter cooperate to effectuate the election to the Board of Directors each replacement director designated as provided in this Section 2.2 as soon as practicable and shall cast all the votes they are entitled to vote (whether at an annual or special meeting of stockholders or by written consent in lieu of a meeting or otherwise and whether they are entitled to cast such votes as a result of ownership or other control of Stock or by proxy or otherwise) for election of such replacement director to the Company's Board of Directors.

          2.3  REMOVAL OF DIRECTORS

     In the event that any Stockholder that has nominated a director proposes that such director be removed from the Company's Board of Directors subject, in the case of the Independent Directors, to the terms of the TV PMVG, upon the giving of notice thereof to the other Stockholders, the Stockholders will cast all the votes they are entitled to vote (whether at an annual or special meeting of stockholders or by written consent in lieu of a meeting or otherwise and whether they are entitled to cast such votes as a result of ownership or other control of Stock or by proxy or otherwise) and will otherwise cooperate to remove from the Company's Board of Directors such director as soon as practicable.

          2.4  COMPOSITION OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                 DIRECTORS

          McCaw shall use its best efforts to cause the Compensation Committee of the Company's Board of Directors to be comprised of, for the period ending 24 months from the date of execution of this Agreement, one Independent Director, the Cook Inlet director designated pursuant to Section 2.1(b) and one director designated by McCaw. Thereafter, the Compensation Committee of the Company's Board of Directors shall consist of such directors as are selected by the Company's Board of Directors.

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     3.   REMEDIES

          3.1  SPECIFIC PERFORMANCE

     The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

          3.2  REMEDIES CUMULATIVE

     All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     4.   SUCCESSORS AND ASSIGNS

     The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, any successors to the parties hereto but shall not otherwise be transferable. No Stockholder may assign or transfer any Common Stock, or any right to vote or direct the vote of any Common Stock, to any assignee or transferee that is an affiliate of such Stockholder or a "group" of which such Stockholder or any affiliate is a part (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) unless such assignee or transferee shall agree in writing, as a condition to such transfer or assignment, to be bound as a Stockholder under this Agreement.

     5.   THIRD-PARTY BENEFICIARIES

     This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity that is not a party hereto, including, without limitation, any stockholders of the Company not parties hereto.

     6.   TERMINATION OF AGREEMENT

     This Agreement shall terminate and be of no further force or effect upon the earliest to occur of:

          (a) The tenth (10th) anniversary of the date hereof (the "Termination Date"); provided, however, that at any time within two (2) years prior to the Termination Date (as the same may be extended from time to time pursuant to this paragraph), any or all of the parties hereto may by written agreement extend

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the duration of this Agreement for an additional period not to exceed ten (10)
years;

          (b) With respect to Cook Inlet only, written notice by Cook Inlet to the other parties hereto, provided that Cook Inlet and its affiliates and group (as described above) members beneficially own in the aggregate less than one percent (1%) of the outstanding shares of Common Stock; and

          (c) With respect to McCaw only, written notice by McCaw to the other parties hereto, provided that McCaw and its affiliates and group (as described above) members beneficially own in the aggregate less than five percent (5%) of the outstanding shares of Common Stock.

     7.   MISCELLANEOUS

          7.1  NO CONFLICTS

     The parties hereto represent that they are not parties to and do not know of any other agreements that conflict with any of the provisions of this Agreement.

          7.2    FURTHER ASSURANCES

     Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effect, carry out and comply with all their obligations under this Agreement.

          7.3  COUNTERPARTS

     This Agreement may be executed in more than one counterpart, each of which shall constitute an original of this Agreement, but all of which, when taken together, shall constitute one and the same instrument.

          7.4  AMENDMENT

     Except as otherwise provided herein, no amendment, waiver, interpretation, alteration or modification of any provision of this Agreement shall be binding unless in writing and signed by authorized representatives of all the parties hereto.

          7.5  APPLICABLE LAW

     This Agreement shall for all purposes be governed by and construed in accordance with the laws of Washington, without regard to the choice of law provisions thereof.

          7.6  NOTICES

     Notices given hereunder shall be in writing and shall be deemed to have been duly given (a) on the date of personal

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delivery, (b) on the date of facsimile transmission if such transmission is sent before or during the addressee's business hours on a day that is not a Saturday, Sunday or statutory holiday in the location of the addressee (a "Business Day"),
(c) on the Business Day following facsimile transmission if such transmission is sent after the addressee's business hours or on a day that is not a Business
Day, or (d) five (5) days after being mailed by registered or certified mail, return receipt requested, in each case to the party being notified at the address specified below or at such other address of which the addressee may subsequently notify the other parties in writing. Until otherwise notified, notices shall be directed as follows:

If to the Company:

LIN Television Corporation
5295 Carillon Point
Kirkland, WA  98033
Attn:  General Counsel
If to McCaw:

McCaw Cellular Communications, Inc.
5400 Carillon Point
Kirkland, WA  98033
Attn:  General Counsel
If to Cook Inlet:                  With a copy to:

Cook Inlet Communications Corp.    Munger, Tolles & Olson
1800 Avenue of the Stars           355 South Grand Avenue
Suite 450                          35th Floor
Los Angeles, CA  90067             Los Angeles, CA  90071
Attn:  General Counsel             Attn:  John B. Frank

          7.7  WAIVERS

     Any failure of any party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement shall not be interpreted or construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision, right or remedy in that or any other instance.

          7.8  HEADINGS

     The headings of the sections of this Agreement are for convenience only and shall not by themselves determine the interpretation of this Agreement.

          7.9  SEVERABILITY

     If any of the provisions or any portion of the provisions of this Agreement shall be invalid or unenforceable, such invalidity

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or unenforceability shall not invalidate or render unenforceable the entire
Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provisions or portion thereof and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

          7.10  ENTIRE AGREEMENT

     This Agreement contains the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior understandings and representations.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.


                           LIN TELEVISION CORPORATION




                             By: /s/ Peter E. Maloney
                                --------------------------

                             Title:    Vice President
                                   -----------------------


                           MCCAW CELLULAR COMMUNICATIONS, INC.




                             By: /s/ Peter L.S. Currie
                                --------------------------

                             Title: Executive Vice President
                                   --------------------------


                           COOK INLET COMMUNICATIONS CORP.




                             By: /s/  Mark D. Adolph
                                --------------------------

                             Title:    Vice President
                                   ----------------------

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